UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2012

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500

Bethesda, MD 20814

(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On November 20, 2012, DiamondRock Hospitality Company (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, DiamondRock Hospitality Limited Partnership, Wells Fargo Bank, National Association, Bank of America, N.A., Citibank, N.A and certain other lenders named therein. The Credit Agreement provides for a $200 million unsecured revolving credit facility. Wells Fargo Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint lead arrangers and bookrunners of the Credit Agreement. The Company’s operating partnership, DiamondRock Hospitality Limited Partnership, is the borrower under the Credit Agreement and certain of the Company’s material subsidiaries guarantee its obligations under the Credit Agreement.

The Credit Agreement matures on January 2, 2017. The Company may extend the maturity date of the Credit Agreement for an additional year, to January 2, 2018, upon the payment of applicable fees and satisfaction of certain customary conditions. The Company also has the right to increase the amount of the Credit Agreement to $400 million with the lenders’ approval.

Interest is paid on the periodic advances under the Credit Agreement at varying rates, based upon LIBOR plus an applicable margin. The applicable margin is based upon the Company’s ratio of net indebtedness to EBITDA, as follows:

Level	Ratio of Net Indebtedness to EBITDA	Applicable Margin
1	Less than 4.00 to 1.00	1.75%
2	Greater than or equal to 4.00 to 1.00 but less than 5.00 to 1.00	1.90%
3	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	2.10%
4	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	2.20%
5	Greater than or equal to 6.00 to 1.00 but less than 6.50 to 1.00	2.50%
6	Greater than or equal to 6.50 to 1.00	2.75%

In addition to the interest payable on amounts outstanding under the Credit Agreement, the Company is required to pay an amount equal to 0.25% of the unused portion of the Credit Agreement if the average usage of the Credit Agreement is greater than or equal to 50% and 0.35% if the average usage of the Credit Agreement is less than 50%.

The Credit Agreement contains various corporate financial covenants. A summary of the most restrictive covenants is as follows:

	Covenant	Actual as of November 20, 2012
Maximum leverage ratio	60%	44.2%
Minimum fixed charge coverage ratio	1.50x	2.23x
Minimum tangible net worth	$1.857 billion	$2.202 billion
Secured Indebtedness	Less than 50% of Total Asset Value through December 31, 2013	36%
	Less than 45% of Total Asset Value thereafter

The Credit Agreement requires the Company to maintain a specific pool of unencumbered borrowing base properties. The unencumbered borrowing base must be a minimum of five properties with an unencumbered borrowing base value, as defined, of not less than $250 million.

The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.

The foregoing description of the Credit Agreement is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03. Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03. The Company had borrowings under the Credit Agreement of $105 million as of November 26, 2012.

ITEM 7.01. Regulation FD Disclosure.

On November 26, 2012, the Company issued a press release announcing the closing of the Credit Agreement. A copy of that press release is furnished as Exhibit 99.1 to this report. The press release has also been posted in the investor relations/presentations section of the Company’s website at www.drhc.com.

The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: November 26, 2012	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement, dated as of November 20, 2012

99.1	Press Release dated November 26, 2012